EXHIBIT 99.1

NEWS RELEASE FOR MORE INFORMATION, CONTACT: Paul D. Borja Executive Vice President / CFO (248) 312-2000 FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS 2006 FIRST QUARTER RESULTS
TROY, Mich. (April 27, 2006) — Flagstar Bancorp, Inc. (NYSE:FBC), today reported first quarter 2006 net earnings of $18.9 million, or $0.29 per share — diluted.
For the first quarter ended March 31, 2005, net earnings were $19.8 million, or $0.31 per share — diluted.
Highlights from the quarter include:
•	Annualized return on average equity of 9.7%

•	Deposit growth of 3%, or 12% annualized

•	The opening of our 141st banking center

•	Loan production of $4.7 billion, including $4.3 billion in residential mortgage loans

•	Decline in loan delinquency rate to 1.01% from 1.10% at December 31, 2005

•	Gain from loan sales of 33 basis points on sales of $3.9 billion in loans, as compared to a gain of 14 basis points on sale of $5.4 billion in loans in Q1 2005

•	Loans serviced for others of $29.2 billion

•	Servicing portfolio sales of $2.4 billion as compared to $4.8 billion in Q4 2005 and $2.5 billion in Q1 2005
Balance Sheet and Capital Adequacy
Consolidated asset balance was $15.1 billion at March 31, 2006 as compared to $15.1 billion at December 31, 2005 and $14.3 billion at March 31, 2005. With a core capital ratio of 6.3% and risk-based capital ratio of 11.2%, Flagstar Bank, our wholly-owned subsidiary, was considered “well-capitalized” for regulatory purposes.
Net Interest Margin
The net interest margin for the first quarter of 2006 was 1.72%, as compared to 1.73% for the fourth quarter of 2005 and 2.07% for the first quarter of 2005. “We have worked hard to keep our net interest margin relatively stable in the first quarter of 2006 as compared to the fourth quarter of 2005 despite a flat yield curve environment and increasing deposit rates,” commented Mark Hammond, President and CEO of Flagstar Bancorp.
Retail Banking Operations
Flagstar Bank had 141 branches in operation at March 31, 2006 and expects to open approximately 11 more branches by the end of 2006. Banking operations contributed approximately $22.6 million of before-tax earnings during the quarter. These results were up by 18.3% from the fourth quarter of 2005, and down by 25.4% from the first quarter of 2005
Mortgage Banking Operations
Flagstar’s gain on sale spread decreased to 33 basis points during the quarter ended March 31, 2006 as compared to 48 basis points recorded during fourth quarter last year. However, it increased 19 basis points as compared to 14 basis points gain on sale for the quarter ended March 31, 2005.
At March 31, 2006, Flagstar’s mortgage servicing portfolio totaled $29.2 billion with a weighted average service fee of 34.8 basis points, a slight decrease from $29.6 billion at December 31, 2005 with a weighted average servicing fee of 34.7 basis points. During the first quarter of 2006, Flagstar sold $2.4 billion of servicing as compared to $4.8 billion during the fourth quarter of 2005 and $2.5 billion during the first quarter of 2005.
The capitalized value of Flagstar’s servicing portfolio was $321 million, or 1.10% of the outstanding balance of loans serviced for others, at March 31, 2006 as compared to $316 million, or 1.06%, at December 31, 2005. The estimated market value of the portfolio was $442.6 million at March 31, 2006 and $421.1 million December 31, 2005.
Net income was affected by a $3.6 million net loss on securities available for sale resulting from an impairment in the fair value of the residual interest recorded as part of the Company’s $600 million HELOC securitization in December 2005. The impairment arose because of the increase in prepayment speed in the first quarter of 2006 when compared to the prepayment speed observed at the end of 2005.
Asset Quality
Non-performing loans totaled $58.0 million at March 31, 2006, a decrease of $6.5 million as compared to $64.5 million recorded at March 31, 2005. Delinquencies as a percent of loans held for investment also decreased to 1.01% at March 31, 2006, from 1.10% at December 31, 2005. At March 31, 2006, 91.9% of non-performing loans were secured by first or second mortgages on single family homes. Single-family residential first mortgage loans held by Flagstar for investment at March 31, 2006 had an average FICO credit score of 720 and an average loan-to-value ratio of 71%.
As Previously Announced
The Company’s quarterly earnings conference call will be held on Friday, April 28, 2006 from 11 a.m. until noon (Eastern).
Questions for discussion at the conference call may only be submitted in advance by email to investors@flagstar.com.
The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s website, www.flagstar.com.
To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (913) 981-4904 or toll free at (800) 811-8830, passcode: 9299734.
Flagstar Bancorp, which has $15.1 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. Flagstar currently operates 143 banking centers located throughout southern Michigan, Indiana and Georgia and operates 97 loan centers in 26 states.

Flagstar Bank originates loans nationwide and is one of the nation’s top 30 originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(in thousands, except share data)
(unaudited)
Summary of the Consolidated Statements of Earnings

	At or for the three months ended
	March 31,	December 31,	March 31,
	2006	2005	2005

Interest income	$191,299	$194,035	$163,125
Interest expense	132,624	132,191	97,916

Net interest income	58,675	61,844	65,209
Provision for losses	4,063	6,036	6,246

Net interest income after provision	54,612	55,808	58,963
Loan fees and charges, net	1,611	3,180	2,622
Deposit fees and charges	4,811	4,585	3,577
Loan servicing fees, net	4,355	3,061	5,945
Gain on loan sales, net	17,084	14,644	9,577
Gain on MSR sales, net	8,586	11,155	4,248
Net loss on securities available for sale	(3,557)	—	—
Other income	9,731	11,625	9,593
Operating expenses
Compensation and benefits	39,873	37,475	37,556
Commissions	16,967	17,912	21,080
Occupancy and equipment	16,908	17,737	16,650
General and administrative	9,871	11,714	11,440
Other	5,886	7,220	6,042
Capitalized direct cost of loan closing	(21,435)	(23,196)	(29,045)

Earnings before federal income tax	29,163	35,196	30,802
Provision for federal income taxes	10,253	12,369	11,024

Net earnings	$18,910	$22,827	$19,778

Basic earnings per share	$0.30	$0.36	$0.32
Diluted earnings per share	$0.29	$0.36	$0.31
Dividends paid per common share	$0.15	$0.15	$0.25
Interest rate spread	1.57%	1.72%	1.90%
Net interest margin	1.72%	1.73%	2.07%

Return on average assets	0.50%	0.59%	0.57%
Return on average equity	9.73%	12.06%	10.69%
Efficiency ratio	67.20%	62.55%	63.24%

Average interest earning assets	$13,845,517	$14,270,646	$12,748,125
Average interest paying liabilities	$13,591,084	$14,106,712	$12,333,303
Average stockholders’ equity	$777,620	$757,235	$739,784
Equity/assets ratio (average for the period)	5.14%	4.86%	5.36%

Ratio of charge-offs to average loans held for investment	0.15%	0.10%	0.17%
Summary of the Consolidated Statements

	March 31,	December 31,	March 31,
	2006	2005	2005

Total assets	$15,051,458	$15,075,430	$14,285,343
Loans held for sale	2,442,616	1,773,394	1,980,854
Loans held for investment, net	9,794,612	10,537,331	11,158,390
Allowance for loan losses	39,520	39,140	39,272
Servicing rights	321,167	315,678	215,043
Deposits	8,208,435	7,979,000	7,744,681
FHLB advances	3,844,000	4,225,000	4,738,000
Repurchase agreements	1,103,536	1,060,097	—
Stockholders’ equity	783,084	771,883	737,315

Other Financial and Statistical Data:

Equity/assets ratio	5.20%	5.12%	5.16%
Core capital ratio	6.33%	6.26%	6.24%
Total risk-based capital ratio	11.20%	11.09%	10.99%

Book value per share	$12.33	$12.21	$11.89
Shares outstanding	63,488	63,208	62,006

Loans serviced for others	$29,242,906	$29,648,088	$22,518,180
Weighted average service fee (bps)	34.8	34.7	34.4
Value of servicing rights	1.10%	1.06%	0.95%

Allowance for loan losses to non performing loans	68.2%	60.7%	68.5%

Allowance for loan losses to loans held for investment	0.40%	0.37%	0.35%
Non performing assets to total assets	1.00%	0.98%	0.92%

Number of bank branches	141	137	123
Number of loan origination centers	97	101	109
Number of employees (excluding loan officers & account executives	2,421	2,405	2,404
Number of loan officers and account executives	594	689	838

Flagstar Bancorp, Inc.
Loans Held for Investment
(in thousands)
(unaudited)

	March 31, 2006%		December 31, 2005%		March 31, 2005%

First mortgage loans	$7,309,685	74.3	$8,248,897	78.0	$9,155,588	81.8
Second mortgage loans	762,918	7.8	700,492	6.6	234,549	2.1
Commercial real estate loans	1,091,179	11.1	995,411	9.4	815,780	7.3
Construction loans	63,998	0.7	65,646	0.6	64,926	0.6
Warehouse lending	187,610	1.9	146,694	1.4	182,541	1.6
Consumer loans	406,267	4.1	410,920	3.9	735,627	6.5
Non-real estate commercial
loans	12,475	0.1	8,411	0.1	8,650	0.1

Total loans held for investment	$9,834,132	100.0	$10,576,471	100.0	$11,197,661	100.0

Deposit Portfolio
(in thousands)
(unaudited)

	March 31, 2006		December 31, 2005		March 31, 2005
	Balance	Rate	Balance	Rate	Balance	Rate
	($ '000)	(%)	($ '000)	(%)	($ '000)	(%)

Demand deposits	$355,487	0.64	$374,816	0.60	$339,168	0.73
Savings deposits	207,131	1.41	239,215	1.52	561,562	1.96
Money market deposits	661,067	3.24	781,087	2.98	989,591	2.61
Certificates of deposits	3,687,232	4.25	3,450,450	3.94	2,450,618	3.54

Total retail deposits	4,910,917	3.74	4,845,568	3.41	4,340,939	2.91

Municipal deposits	1,688,691	4.75	1,353,633	4.30	1,647,247	2.95
Wholesale deposits	1,608,827	3.48	1,779,799	3.42	1,796,495	3.18

Total deposits	$8,208,435	3.89	$7,979,000	3.56	$7,784,681	2.98

Gain on Loan Sales
(in thousands)
(unaudited)

	For the quarter ended
	March 31, 2006	December 31, 2005	March 31, 2005

Net gain on loan sales	$17,084	$14,644	$9,577
Plus: FASB 133 adjustment	(5,381)	4,976	(3,135)
Plus: secondary market reserve	1,006	4,932	1,181

Gain on loan sales	$12,709	$24,552	$7,623

Loans sold	$3,894,070	$5,138,506	$5,438,047

Sales spread	0.33%	0.48%	0.14%

Asset Quality & Reserves
(in thousands)
(unaudited)

	Delinquencies at
	March 31,		December 31,		March 31,
Days delinquent	2006	%	2005	%	2005	%

30	$24,462	24.5	$30,972	26.7	$36,727	33.6
60	17,244	17.3	20,456	17.7	15,125	13.9
90	56,469	56.7	61,816	53.3	52,320	47.9
matured — delinquent	1,501	1.5	2,650	2.3	5,029	4.6

Total	$99,676	100.0	$115,894	100.0	$109,201	100.0

Investment loans	$9,834,132		$10,576,471		$11,195,408

Delinquency %	1.01%		1.10%		0.98%

	Non-Performing Loans and Assets at
	March 31,	December 31,	March 31,
	2006	2005	2005

Non-performing loans	$57,970	$64,466	$57,349
As a percent of investment loans	0.59%	0.62%	0.51%
Non-performing assets	$150,975	$146,967	$130,926
As a percent of total assets	1.00%	0.98%	0.92%
Loan Originations
(in millions)
(unaudited)

			For the quarter ended
Loan type	March 31, 2006%		December 31, 2005%		March 31, 2005%

Residential mortgage loans	$4,348	93.0	$5,621	92.9	$7,213	95.3
Consumer loans	180	3.8	230	3.8	248	3.3
Commercial loans	146	3.2	202	3.3	110	1.4

Total loan production	$4,674	100.0	$6,053	100.0	$7,571	100.0